EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE:       Wednesday, Jan. 5, 2005

AMERICA WEST REPORTS RECORD DECEMBER TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of December, fourth quarter and year-end 2004. Revenue passenger miles (RPMs) for December 2004 were a record 1.9 billion, an increase of 8.3 percent from December 2003. Capacity for December 2004 was a record 2.6 billion available seat miles (ASMs), up 7.3 percent from December 2003. The passenger load factor for the month of December was a record 75.4 percent vs. 74.7 percent in December 2003.

     The load factor for the fourth quarter 2004 was a record 77.4 percent, up 1.9 points from fourth quarter 2003. RPMs for the quarter increased 11.3 percent to a record 5.9 billion, and ASMs for the quarter increased to a record 7.6 billion vs. 7.0 billion in the fourth quarter of 2003.

     Year-to-date load factor was a record 77.4 percent, up 1.0 point from 2003. Year-to-date RPMs were a record 23.3 billion, a 9.6 percent increase from 2003. Available seat miles increased 8.1 percent for the current year to a record 30.2 billion.

     “December marks our sixth consecutive month of record load factors. This is noteworthy especially in light of the fact that the Thanksgiving weekend return-travel date occurred in November this year as opposed to 2003 when it fell in December,” said Scott Kirby, executive vice president, sales and marketing. “While our December revenue per available seat mile (RASM) declined versus December 2003, we estimate that when adjusted for the change in Thanksgiving weekend travel dates noted above, our year-over-year RASM was similar to our November performance. We also believe our year-over-year change in RASM is improving versus the industry for December and the fourth quarter.”

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     The following summarizes America West’s December, fourth quarter and year-to-date traffic results for 2004 and 2003:

	Dec. 2004	Dec. 2003	% Change
Revenue Passenger Miles (000)	1,947,799	1,797,997	8.3
Available Seat Miles (000)	2,584,461	2,408,377	7.3
Load Factor (percent)	75.4	74.7	0.7	pts.
Enplanements	1,775,153	1,651,772	7.5

	4Q 2004	4Q 2003	% Change
Revenue Passenger Miles (000)	5,885,339	5,286,593	11.3
Available Seat Miles (000)	7,602,280	7,000,456	8.6
Load Factor (percent)	77.4	75.5	1.9	pts.
Enplanements	5,337,430	4,888,433	9.2

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	23,333,518	21,295,461	9.6
Available Seat Miles (000)	30,152,596	27,887,789	8.1
Load Factor (percent)	77.4	76.4	1.0	pts.
Enplanements	21,133,496	20,050,396	5.4

     America West will report to the Department of Transportation that its domestic on-time performance was 70.5 percent for the month of December and its completion factor was 98.3 percent. The airline’s on-time performance was impacted by low visibility in its Phoenix and Las Vegas hubs, which severely disrupted operations on seven days in December. Numerous flights were also impacted by fog in the Pacific Northwest and Northern California as well as de-icing operations in the Midwest.

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and estimated capital expenditures for 2004, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. These forward looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “intend,” “plan,” “predict,” and similar terms used in connection with statements regarding our outlook, expected fuel costs, the RASM environment, and our expected 2004 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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